Exhibit 10.30

Summary of Terms of Compensation of Directors

Each director who is not an employee of Orleans Homebuilders, Inc. (the “Company”) or any of its subsidiaries is entitled to receive a basic fee of $6,000 annually for his service on the Company’s board of directors.

In addition, each non-employee director is entitled to receive an attendance fee of $5,000 for each board meeting attended ($2,500 if attending via teleconference) and a supplemental attendance fee of $500 for each committee meeting attended.

Any director who is also an employee of the Company is not separately compensated for his service as a director.

In addition to cash compensation, the Company has in the past granted directors options to acquire the Company’s Common Stock.